Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR STORES, INC. ELECTS

GLENN A. EISENBERG AS A NEW INDEPENDENT DIRECTOR, AND

REPORTS OTHER PENDING CHANGES IN THE COMPOSITION OF THE BOARD

MATTHEWS, NC, November 8, 2002 - Leon Levine, Chairman of the Board of Family Dollar Stores, Inc. (NYSE: FDO), announced that Glenn A. Eisenberg has been elected to serve on the Board of Directors of the Company.  He also has been appointed to the Audit Committee of the Board of Directors.  Mr. Levine commented that Mr. Eisenberg would bring to Family Dollar’s Board of Directors many years of valuable experience in the business community, with particular expertise in financial matters.

Mr. Eisenberg, age 41, has been Executive Vice President-Finance and Administration of The Timken Company since January 2002.  The Timken Company is an international manufacturer of highly engineered bearings and alloy steels and a provider of related products and services.  During the preceding 12 years, he was employed by United Dominion Industries, an international manufacturer of proprietary engineered products, where his positions included President and Chief Operating Officer and Executive Vice President and Chief Financial Officer.  Mr. Eisenberg becomes the tenth member of the Board of Directors.

                The Company also reported that four current directors will not be nominees for re-election and their service as directors will end when their term expires on January 16, 2003, at the Annual Meeting of Stockholders.  As previously announced, Leon Levine, the Chairman of the Board of the Company, will retire from the Company on that date.  R. James Kelly, Vice Chairman and Chief Financial and Administrative Officer of the Company, and R. David Alexander, Jr., Executive Vice President and Chief Operating Officer of the Company, also are not nominees for re-election as directors.  In view of recent corporate governance developments regarding the independence of directors the Nominating/Corporate Governance Committee and the Board of Directors believe that limiting the number of Company employees who serve as directors is appropriate.  These changes will reduce the number of employees of the Company on the Board of Directors from five to two.  The fourth current director whose service will end in January 2003 is James H. Hance, Jr., who is Vice Chairman and Chief Financial Officer of Bank of America Corporation.

Family Dollar Stores, Inc. operates a discount store chain of 4,640 stores in a 41-state area ranging as far northwest as South Dakota, northeast to Maine, southeast to Florida and southwest to Arizona.

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11/8/02